Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), is made and entered into as of the 13th day of August 2004, by and between Sheffield Steel Corporation, its successors and assigns (“Employer”), and Richard Howard (“Employee”).

WHEREAS, Employer desires to retain the services of Employee and Employee desires to continue his employment with Employer upon the terms and conditions hereinafter set forth; and

WHEREAS, Employee has access to various trade secrets, confidential information, and methods and manner of operation of Employer in the course of his employment;

NOW, THEREFORE, in consideration of the agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Employment. Employer agrees to employ Employee as General Manager, Sand Springs Operations, and Employee hereby accepts to serve in such capacity or in such other equally responsible senior executive capacity as may be determined by the Board of Directors of Employer (the “Board”). Employee will use his best efforts to promote the interests of Employer and will devote his full time during normal business hours to the business and affairs of the Employer. Employee’s employment may be terminated by either Employer or Employee for any reason or no reason, subject only to the express provisions of this Agreement. As used in this Agreement, “Employment Period” means the period from the date hereof until the earlier of July 24, 2005 and the termination of Employee’s employment.

2. Compensation During the Employment Period.

2.1 Base Salary. Employer will pay Employee an annualized base salary of $145,000 per year during the Employment Period (the “Base Salary”). Such salary will be payable on the regular payroll dates for salaried personnel of Employer. All compensatory payments under this Agreement shall be subject to all required tax and other withholding.

2.2 Employee Benefits and Expenses. Employer will provide Employee vacation, health care, dental care, 401(k) plan, pension plan, disability and life insurance, deferred compensation plan and holidays during the Employment Period in amounts and/or with provisions at least as favorable to Employee as those provided to other exempt employees of Employer pursuant to the then current policy of Employer concerning such benefits. Employer will reimburse Employee for travel, entertainment and other expenses reasonably incurred in connection with his employment provided that Employee complies with the then current procedures of Employer for such reimbursement.

2.3 Incentive Bonus. During the Employment Period, Employee shall be eligible to receive an annual Incentive Bonus if Employer achieves the EBITDA target set by the Board for the respective fiscal year. Employee’s target bonus amount, payable if Employer achieves 100% of the respective EBITDA target, will be an amount equal to 35% of his Base Salary. The bonus paid shall be increased above the target amount by an amount equal to 1.25% of Base Salary for each 1.0% by which Employer’s actual EBITDA results exceed the EBITDA target, up to a maximum of 52.5% of Base Salary.

3. Termination of Employment and Compensation Thereafter. Upon termination of Employee’s employment, Employer shall make (a) the payments described in the respective subsection below as applicable to the circumstances of termination and (b) any other payments then required to be made by law or by the terms of any pension plan (including without limitation, the so-called 70/80 retirement benefit) or other benefit plan or insurance policy in which Employee is a participant or by which Employee is covered, but shall have no further obligation to Employee.

3.1 Death. Upon the death of Employee during the Employment Period, Employer will pay to Employee’s legal representative his Base Salary through the end of the month in which he dies and the proceeds of any insurance policy covering Employee. In addition, following determination of Employer’s financial results for the respective fiscal year, Employer will pay to Employee’s legal representative an amount equal to the annual Incentive Bonus (if any – based on Employer’s achievement of the respective EBITDA target) that Employee would have received had Employee remained employed at the end of the fiscal year, prorated, through the end of the last month, for the months during the fiscal year that Employee was employed.

3.2 Disability.

(a) If Employer terminates Employee’s employment during the Employment Period because of Employee’s Disability, Employer shall continue during the six-month period after termination of employment to pay Employee the Base Salary less any amounts payable to Employee with respect to such period pursuant to any disability policy sponsored by or made available through Employer. In addition, following determination of Employer’s financial results for the respective fiscal year, Employer will pay to Employee an amount equal to the annual Incentive Bonus (if any – based on Employer’s achievement of the respective EBITDA target) that Employee would have received had Employee remained employed at the end of the fiscal year, prorated, through the end of the last month, for the months during the fiscal year that Employee was employed.

(b) As used in this Agreement, “Disability” shall mean Employee’s actual or anticipated inability, due to physical or mental reasons, to discharge properly the normal duties of his employment for 120 consecutive days during any period of 365 consecutive days, as determined by a physician reasonably satisfactory to both Employee and Employer. The services of the physician shall be paid for by Employer. Employee shall fully cooperate with the examining physician, including submitting himself to such examinations as may be requested by the physician.

3.3 Cause.

(a) If Employer terminates Employee’s employment for Cause during the Employment Term, Employer will pay to Employee his salary for the month in which the termination occurs.

(b) As used in this Agreement, “Cause” shall mean any of (i) Employee’s continued failure to perform substantially his normal employment duties (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board that identifies the manner in which the Board believes that Employee has not substantially performed his duties, (ii) Employee has been indicted or otherwise formerly charged with engaging in (A) any criminal offense classified as a felony (or its equivalent under the laws or regulations of any country or political subdivision thereof) or (B) any other criminal offense that involves a violation of securities laws or regulations, embezzlement, fraud, wrongful taking or misappropriation of property, theft or any other crime involving dishonesty, (iii) breach of Employee’s fiduciary duty to Employer, or (iv) willful misconduct by Employee or any act of willful material misrepresentation, fraud or dishonesty by Employee that results in his personal enrichment at the expense of Employer.

3.4 Termination by Employer without Cause or by Employee with Good Reason.

(a) If, during the Employment Period, (i) Employer terminates Employee’s employment without Cause or (ii) Employee terminates his employment with Good Reason, Employer will: (A) continue to pay Employee (1) the Base Salary and (2) the target Incentive Bonus amount (i.e., 35% of Base Salary), prorated, in regular installments in accordance with Employer’s normal payroll practices until January 24, 2006, (B) provide Employee during such period with health care, dental care, life and disability insurance and pension accrual in amounts and/or with provisions at least as favorable to Employee as those provided to exempt employees of Employer pursuant to the then current policy of Employer concerning such benefits, and (C) pay Employee a relocation bonus of $15,000. In addition, following determination of Employer’s financial results for the respective fiscal year, Employer will pay to Employee an amount equal to the annual Incentive Bonus (if any – based on Employer’s achievement of the respective EBITDA target) that Employee would have received had Employee remained employed at the end of the fiscal year, prorated, through the end of the last month, for the months during the fiscal year that Employee was employed.

(b) As used in this Agreement, Employee’s employment with Employer shall have been terminated with “Good Reason” if (i) Employee has terminated his employment by giving not less than ten (10) days’ advance written notice to Employer of his election to do so and (ii) one or more of the following has occurred: (A) Employer has caused a material diminution of the Employee’s authority, duties or responsibilities from those in effect on the date hereof, (B) Employer has materially breached this Agreement (other than by an isolated and inadvertent action that is not taken in bad faith and is remedied by Employer promptly after receipt of notice thereof from Employee), or (iii) Employer has assigned to Employee duties or responsibilities that are materially inconsistent with Employee’s position with Employer; provided that, Employee shall not have Good Reason to terminate his employment if Employer cures the circumstances giving rise to such Good Reason to Employee’s reasonable satisfaction within the ten-day notice period.

3.5 Other Resignation. If Employee terminates his employment during the Employment Period other than with Good Reason, Employer will pay to Employee his salary for the month in which the termination occurs.

4. Covenant Not to Disclose Proprietary Information. Employee acknowledges that Employer possesses, and will possess in the future, information that has been developed by or otherwise become known to Employer, including without limitation information developed by, or made known to Employee during his employment, trade secrets, processes, inventions, techniques, know how, marketing plans, patentable material, customer lists, material prepared for customers, and any customer information applicable to the business of Employer learned of by Employee during his employment with Employer, which information has commercial value to Employer (collectively, “Proprietary Information”). Employee understands and acknowledges that his employment creates a special relationship of confidence and trust between Employee and Employer with respect to, among other things, Proprietary Information. In consideration of Employee’s employment by Employer and the compensation received by Employee, Employee hereby agrees as follows:

4.1 Employee acknowledges that all Proprietary Information is the confidential and exclusive property of Employer and agrees that he will not disclose any Proprietary Information to anyone for any purpose whatsoever except in furtherance of Employer’s business interests and subject to a further obligation of confidentiality on the recipient.

4.2 All documents, records, equipment and all other tangible property, whether or not pertaining to Proprietary Information, furnished to Employee by Employer, or produced by Employee, will remain the sole property of Employer and Employee will return the same to Employer immediately upon request of Employer or upon termination of employment, whichever occurs sooner.

4.3 Employee recognizes and agrees that any remedy of Employer at law for a breach of the provisions of this Section 4 would be inadequate and that for any such breach by Employee, Employer shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance without need to post any bond.

5. Limitations on Parachute Payments. In the event that any payment or benefit received or to be received by Employee in connection with a Change in Control, the termination of his employment or otherwise (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions result in a change in control or any person affiliated with Employer or such person) (collectively “Parachute Payments”) would not, as a result of section 280G of the Code, be deductible (in whole or part) by Employer, an affiliate or other person making such payment or providing such benefit, then to the extent reasonably practicable and permitted by applicable law, the Company shall use all commercially reasonable efforts to obtain stockholder approval of such payments in accordance with Section 280G of the Code. If such approval is not obtained, the Parachute Payments shall be reduced until no portion of the Parachute Payments is not deductible; provided that Employer will consult with Employee before reducing any particular Parachute Payments in order to afford Employee the alternative of waiving other Parachute Payment(s) and, except to the extent prohibited by applicable law, Employer shall honor Employee’s preferences with respect to the order of waiver of Parachute Payments to the extent that written notice thereof is received by Employer before the Change in Control or other event giving rise to Parachute Payments.

6. Miscellaneous.

6.1 Severability. If any provision herein is held to be invalid for any reason, such provision will be ineffective only to the extent of such invalidity, and the remaining provisions herein will remain in full force and effect.

6.2 Governing Law; Consent to Jurisdiction. This Agreement will be governed by the internal laws of Oklahoma. The parties hereby consent and submit to the personal jurisdiction of the courts of the State of Oklahoma and the United States District Court for the Northern District of Oklahoma with respect to any dispute arising out of this Agreement. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in any such court and waives any bond, surety or other security that might be required of the other party with respect thereto. Each party hereto shall accept service made on him or it by sending or delivering a copy of the process to such party at the address and in the manner provided for the giving of notices in this Agreement. Nothing in this subsection 6.2, however, shall affect the right of either party to serve legal process in any other manner permitted by law.

6.3 Notices. All notices contemplated by this Agreement will be given by certified mail, return receipt requested, and sent to the following:

If to Employer:

Sheffield Steel Corporation

220 North Jefferson Street

Sand Springs, OK 74063

If to Employee:

Richard Howard

or, in either case, such other address as the recipient shall have previously provided the sender by notice complying with this subsection.

6.4 Non-Waiver. The failure of either party to require the performance of any provision herein will not affect any right of such party to enforce the same or any similar night at any other time.

6.5 Headings. The headings used in this Agreement are included solely for convenience and are not intended to affect the interpretation of this Agreement.

6.6 Assignment; Binding Effect. Employee may not assign his interest under this Agreement. Employer may assign this Agreement to any successor to Employer’s business. This Agreement will bind the successors and assigns of Employer and the heirs, administrators and legal representatives of Employee.

6.7 Complete Agreement; Amendment. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties related to the subject matter hereof. No amendment or modification of this Agreement will be effective unless reduced to a writing signed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

EMPLOYEE	SHEFFIELD STEEL CORPORATION

/s/ Richard Howard	By:	/s/ James P. Nolan
Richard Howard	Title:	President and Chief Executive Officer

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